As filed with the Securities and Exchange Commission on February 28, 2018

Registration Statement No. 333-45249

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GETTY REALTY CORP.

(Exact name of registrant as specified in its charter)

Maryland	11-3412575
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Jericho Plaza, Suite 110

Jericho, New York 11753-1681

(Address of principal executive offices)

Getty Realty Corp. Second Amended and Restated 2004 Omnibus Incentive Compensation Plan

(Full title of the plan)

Joshua Dicker, Esquire	Wm. David Chalk, Esquire
Executive Vice President, General Counsel and Secretary	Partner
Getty Realty Corp.	DLA Piper LLP (US)
Two Jericho Plaza, Suite 110	6225 Smith Avenue
Jericho, New York 11753	Baltimore, Maryland 21209-3600
(516) 478-5400	(410) 580-3000
(Name, address and telephone number of agent for service)	(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Getty Realty Corp. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed on January 30, 1998 (File No. 333-45249) (the “Registration Statement”) to remove from that Registration Statement shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), previously registered for offer or sale pursuant to the 1998 Stock Option Plan of Getty Realty Corp. (the “Plan”) that remain unsold.

The term of the Plan expired at the end of January 2008. No future awards will be made under the Plan and all stock options issued thereunder have, to date, been exercised, expired or otherwise terminated.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all shares of the Registrant’s Common Stock registered under the Registration Statement that remain unsold and to terminate the effectiveness of the Registration Statement.

This Post-Effective Amendment to the Registration Statement shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 464 under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York on February 28, 2018.

GETTY REALTY CORP.

By:	/s/ Danion Fielding
Danion Fielding
Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.